News Release

HOPE BANCORP RECEIVES ANTICIPATED NASDAQ NOTICE

LOS ANGELES - May 22, 2017 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today announced that on May 16, 2017 it received a notification letter from Nasdaq Listing Qualifications (the “Notification Letter”) as expected stating that because the Company has not yet filed its Form 10-Q for the three months ended March 31, 2017 (the “2017 First Quarter Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission. The Notification Letter has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Select Market.

The Notification Letter noted that, under the Nasdaq Listing Rules, the Company has until May 22, 2017 to submit a plan to regain compliance, and if accepted, the Nasdaq Hearings Panel may grant the Company an exception period up to September 12, 2017 to file the 2017 First Quarter Form 10-Q. The Company submitted its plan to regain compliance to Nasdaq Listing Qualifications on May 19, 2017.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $13.5 billion in total assets as of March 31, 2017. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 65 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, and Portland, Oregon; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

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Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com